Form of Performance Deferred Stock Award	Exhibit 10.29

Date

Dear Employee:

Adolor Corporation, a Delaware corporation (“Adolor”), hereby grants you an Award of Deferred Stock (the “Award”) under the Adolor Corporation 2003 Amended and Restated Stock Based Incentive Compensation Plan (the “Plan”). Your Award consists of the right to receive, when that Award vests in accordance with the terms of this Award letter and the Plan, [            ] shares of the common stock, par value $.0001 per share (the “Deferred Stock”) of Adolor Corporation, subject to required tax withholdings.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. By accepting this Award, you also agree to be bound by the terms of the Plan and this Award Agreement. All capitalized terms used herein have the meanings set forth herein or, if not defined herein, set forth in the Plan.

Assuming your continued employment, your Award will vest, and the Company or its transfer agent will issue, or register, as applicable, stock certificate(s) in your name for the shares of the Company’s common stock underlying your Deferred Stock Award, again subject to required tax withholdings, upon a Vesting Date as follows:

Vesting Date	Portion of Award Vested
On or before date	[ ]

After date, but on or before date	[ ] Shares of your Awards will vest

After date but on or before date	[ ] Shares of your Award will vest

On or after date	None of your Award will vest

The term “Vesting Date” is defined as the earlier of a. or b. below:

a. [describe performance e.g. the date upon which the U.S. Food and Drug Administration approves a New Drug Application for alvimopan for use in postoperative ileus (an “FDA Approval”)]; or

b. the vesting date determined under the Plan in the event that a Change in Control of the Company, as defined in the Plan occurs.

Any portion of your Award that does not vest on the schedule above will be cancelled, without any action required by the Company, immediately with no compensation due to you in respect of that portion of your Award. To illustrate, if a Vesting Date occurs on date, [            ] shares of your Award will vest. The other [            ] shares of your Award will have been cancelled effective at the close of business on date.

Should your employment with the Company or its Subsidiaries terminate for any reason before your Award vests, your Award shall be forfeited immediately upon termination of your employment, with no compensation due to you in respect of that Award or its termination.

When your Award vests, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due. Those arrangements, at your election, may be made by:

a. tendering cash payment to the Company in an amount equal to the required withholding; or

b. requesting that the Company withhold from the number of shares otherwise deliverable to you that number of shares, the fair market value of which equals, or exceeds by no more than the fractional value of one share, the income and payroll taxes that the Company is required to withhold with respect to your Award or its vesting. Although we do not expect any such result, if the Company should be legally precluded, as determined by the Company in its reasonable judgment, from withholding taxes by netting your award, only the payment option described in subparagraph a. immediately above will be available.

As soon as practicable after the withholding requirements are satisfied the shares underlying your Award, or if you elected option b. above, the remaining shares, and cash equal to any fractional share, will be delivered to you, or registered in your name, as applicable, by the Company or its transfer agent.

The Company may impose any conditions on the Award that it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares of its common stock upon vesting of your Award if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee administering the Plan may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company. Please confirm your agreement with the foregoing by signing and returning a copy of this letter to Thomas P. Hess, Vice President, Finance and Chief Financial Officer. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of the Plan.

Very truly yours,

ADOLOR CORPORATION.

By:
Name:	Thomas P. Hess
Title:	Vice President, Finance and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED

Dated:

Enclosures	Adolor Corporation 2003 Amended and Restated Stock-Based Incentive Compensation Plan; Summary of the Adolor Corporation 2003 Amended and Restated Stock-Based Incentive Compensation Plan; Adolor Corporation Form 10-K For Fiscal Year Ended December 31, 2006